Exhibit 10.2
Scott Strazik
Chief Executive Officer
GE Vernova Inc.
To: Claire McDonough
August 25th, 2026
Dear Claire,
We are pleased to offer you the position of Strategic Advisor to the CEO in GE Vernova Inc. (the “Company”),
effective as of November 1, 2026 (your “start date”). Effective January 1, 2027 – and subject to approval by the Company’s Board of Directors – you will be appointed as Chief Financial Officer in the Company. This position will be based in Cambridge, MA and will report to me directly. A summary of the key aspects of our offer are noted below:

Salary:	$1,000,000 (US dollars) paid bi-weekly – using 52.1667 weeks/year.
Annual Incentive Plan (“AIP”):
You are eligible to participate in our discretionary AIP, subject to the terms of the plan as in place from time to time. For 2026, your AIP Individual Target (as defined in the AIP) will be 100% of your base salary. Payments are made in the Company’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year 2026, any bonus you receive will be prorated based on your start date.

Annual Long-Term Incentive Grant: New Hire Equity Grant:
The target grant value of your next annual equity award is expected to be
$5,225,000 (US dollars). This award is expected to be granted in 2027 under, and subject to the terms of, the Company’s 2024 Long-Term Incentive Plan
(“LTIP”). LTIP awards are typically granted in March each year, with the award type and terms determined by and subject to the approval of the
Compensation and Human Capital Committee of the Company’s Board of
Directors (the “Committee”).
Subject to the approval of the Committee, and provided that you remain employed on the date of grant, we will grant you with a special new hire equity grant in the form of restricted stock units (“RSUs”) under, and subject to the terms of, the LTIP and an award agreement thereunder, with a grant date value of $14,500,000 (US dollars). The award will be delivered in 50%
RSUs ($7,250,000 US dollars) and 50% PSUs ($7,250,000 US Dollars) and will be granted as soon as practicable after your start date. The RSUs vest 33% on the 1-year anniversary of the grant date, 33% on the 2nd year anniversary of the grant date and 34% on the 3rd year anniversary of the grant date, subject to continued employment. The PSUs will cliff vest in 3 years, after the 2026 –
2028 performance period, subject to approval by the CHCC and continued
employment. The performance conditions will mirror the GEV 2026-2028 PSU grant. The vesting of the RSUs & PSUs will accelerate if you are terminated by the Company without Cause (as defined below), on the terms and subject to the conditions of the LTIP and the award agreement.

Cash Sign-on Payment:
We will provide you with a special cash payment of $5,000,000 (US-Dollars)
paid within 30 days after your start date. This payment is subject to a 12-
month clawback provision. If you voluntarily resign within 12 months from the date on which the payment is made, you will be required to repay the full amount of the payment. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding.
All special cash payments must be repaid to the Company in full if you are found, in the Company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause (as defined below), regardless of whether this conduct was discovered during your employment or after your termination of employment.
A termination for “Cause” means your: (a) intentional breach of any material term of this offer letter or any other confidentiality, non-compete or similar agreement with the Company or its affiliates; (b) fraud, embezzlement, theft or other act of dishonesty against the Company; (c) conviction, or plea of guilty or nolo contendere to a felony or crime involving dishonesty or moral turpitude; (d) intentional material breach of any written Company policy or code of conduct, including The Code of Conduct; (e) willful misconduct or gross negligence in the performance of your duties; (f) violation of fiduciary duties to the Company; (g) refusal or repeated failure to perform lawful duties reasonably assigned, after written notice and opportunity to cure (if curable);
or (h) substance abuse that materially interferes with performance of your duties.

Benefits:
You will also be eligible to participate in the Company’s benefit plans, including:
•Reimbursement of up to $4,000 (US dollars) annually for physical health examinations.
•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.
•Participation in the Restoration Plan. Under the Plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose.  These amounts generally vest after 3 years of service.
•As of your starting date, you will be eligible for the benefits under both the Executive Severance Plan and the Executive CiC Severance
Policy.
All aspects of these and other benefits will be governed by the terms of the applicable plan or program as in place from time to time, which you understand may be changed by the Company at any time without advance notice.

Relocation Benefits:	You will be eligible to participate in the Company’s U.S. relocation policy for 1 year following your start date, per the terms of the policy.
Withholding:	All payments, awards, and benefits payable to you by the Company shall be subject to all applicable tax and other withholding.
Restrictive Covenants.  As a condition of your employment, you will be required to sign and abide by non-
solicitation and, except where legally impermissible, non-competition restrictions that are appropriate and necessary taking into account the seniority of your role and the scope of your duties. Full details will be provided to you separately prior to your start date.
Confidentiality.  You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that you will sign the Company’s Employee Invention and Proprietary
Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.
Notwithstanding the foregoing, nothing herein prohibits or restricts you from communicating with government or regulatory entities, legislative entities, or self-regulatory organizations without notice to or approval from the Company about possible violations of law.
Please note, this offer is contingent upon:
•you having the right to work in the United States;
•you successfully passing GE Vernova’s background checks;
•there being no legal reason you cannot take up this offer of employment; and
•your agreement to the conditions of employment described in the Company's "Acknowledgement of
Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Vernova Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter constitutes or creates a contract of employment.
Claire, we are incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email.
If you have any questions, please feel free to contact me.
Sincerely,
Scott Strazik
Please signify your acceptance of this offer letter:
        /s/ Steven Baert, Chief People Officer, for Scott Strazik
/s/ Claire McDonough  8/25/26                            and under delegation of authority by the GEV Board
Claire McDonough / DateScott Strazik / Date
August 26, 2026